                                                                   EXHIBIT 10.15


                               XTRA CORPORATION
                              Severance Agreement
                              -------------------


     AGREEMENT, dated December 8, 1997, by and between Lewis Rubin ("Executive") and XTRA Corporation (the "Company"), as amended and restated as of June 18, 1999.

                                  WITNESSETH

     Executive is a key executive of the Company or one of its subsidiaries, responsible, in part, for the policy-making functions of the Company and the overall viability of the Company's business; and

     The Company recognizes that the possibility that certain significant transactions involving the Company may result in the departure or distraction of management to the detriment of the Company and its shareholders, and

     The Company wishes to assure Executive of fair severance should his employment terminate in specified circumstances following the consummation of certain significant transactions involving the Company and to assure Executive of certain other benefits in the event of such transactions.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. If, within the 24-month period (the "Post Significant Transaction Period") beginning on the date of a Significant Transaction (as defined in Exhibit A attached hereto and made a part hereof), (i) Executive's employment with the company is terminated (i) by the Company for any reason other than for "Cause" (as defined in paragraph 2 below), or (ii) Executive terminates such employment for Good Reason (as defined in paragraph 4 below):

     a. The Company will pay to Executive within five (5) business days of such termination of employment a lump-sum cash payment equal to the sum of (i) the Executive's annual base salary ("Annual Base Salary") through the date of such termination of employment, and any earned bonuses for any completed fiscal period, to the extent not theretofore paid, (ii) a prorated portion (the "Prorated Bonus Amount") of the award payable under the Company's Economic Profit Incentive Plan, or any comparable or successor annual plan or plans in which the Executive is then a participant (the "Cash Plan"), notwithstanding anything to the contrary in the Cash Plan, determined by calculating the product of (A) the bonus payable with respect to the award for the fiscal period in which the date of termination occurs under the Cash Plan annualizing the Company's performance under the plan up to the date of termination by dividing the Company's performance to the date of termination by the number of full months in the performance period through the date of termination and multiplying the result by 12, times (B) a fraction, the numerator of which is the number of full months in the current fiscal year through the date of termination of employment, and the denominator of which is 12, and (iii) any compensation, including compensation for the fiscal year in which the date of termination occurs, previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in the above subsections (i) through (iii) shall be hereinafter referred to as the "Accrued Obligations"); and

     b. any stock, stock option or cash awards granted to the Executive by the Company, including any awards under the Company's 1987 and 1997 Stock Incentive Plans (or any successor plan or plans), that would have become vested and exercisable had the Executive continued to be employed by the Company shall immediately vest and become exercisable in full notwithstanding any provision to the contrary of such grant and shall remain exercisable until the later of (i) the latest date on which such grant could have been exercised had the Executive remained employed by the Company, and (ii) the date upon which any period during which the Executive has agreed not to sell the type of securities that may be issuable to such Executive upon the exercise of such grant shall expire; and

     c. the Company will pay to Executive within five (5) business days of such termination of employment a lump-sum cash payment equal to two times the sum of: (A) the amount of the Executive's Annual Base Salary at the rate in effect immediately prior to the date of termination, and (B) the Average Annualized Bonus Amount which shall be calculated by multiplying by 12 the quotient determined by dividing (i) the sum of the actual cash bonus earned by the Executive during each of the two fiscal years immediately preceding the date of termination, plus the Prorated Bonus Amount, by (ii) 24 plus the number of full months in the period for which the Prorated Bonus Payment is calculated; and

     d. the Company will pay to Executive within five (5) business days of such termination of employment a lump-sum cash payment equal to the amount of the forfeitable portion of the Executive's accrued benefit under the Company's qualified 401(k) or other qualified retirement plans; and

     e. Executive, together with his dependents, will continue following such termination of employment to participate fully at the Company's expense

          (subject to any required employee contributions at the rate in effect immediately prior to the date of the Significant Transaction) in all welfare benefit plans (other than disability insurance), programs, practices and policies maintained or sponsored by the Company immediately prior to the Significant Transaction, or receive substantially the equivalent coverage (or the full value thereof in cash) from the Company, until the second anniversary of such termination or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive reasonably comparable medical or other welfare benefits under another employer provided plan, the Company's obligation to provide the medical and other welfare benefits described herein shall cease; and provided further that if Executive's continued participation is not possible under the terms of such Company plans and programs, the Company shall instead either arrange to provide Executive with substantially similar benefits upon comparable terms or pay to the Executive (within five (5) business days of the date of termination) an amount equal to the full value thereof in cash; and

     f. to the extent not theretofore paid or provided for, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company ("Other Benefits").

     Notwithstanding anything herein to the contrary, to the extent that any payment or benefit provided for herein is required to be paid or vested on any earlier date under the terms of any plan, agreement or arrangements, such plan, agreement or arrangement shall control. Further, notwithstanding anything herein to the contrary, if a Significant Transaction occurs and if the Executive's employment with the Company is terminated by the Company for a reason other than Cause prior to the date upon which the Significant Transaction occurs, and if it can be reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Significant Transaction or (ii) otherwise arose in connection with or in anticipation of a Significant Transaction, then for all purposes of this Agreement, Executive shall be entitled to the benefits provided in Sections 1(a)-(f) above.


2.   Cause, Other Than For Good Reason; Disability.
     ---------------------------------------------

     a. Cause; Other Than for Good Reason. If the Executive's employment shall be terminated for Cause (as defined in Section 3 below), or if the Executive voluntarily terminates employment, excluding a termination for Good Reason, during the Post Significant Transaction Period, this Agreement shall terminate

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          without further obligations to the Executive other than the obligation to pay the Executive (A) his Annual Base Salary through the date of termination, (B) the amount of any compensation previously deferred by the Executive, and (C) Other Benefits, in each case to the extent theretofore unpaid.

     b. Disability. If the Executive's employment is terminated during the Post Significant Transaction Period by reason of the Executive's Disability, this Agreement shall terminate without further obligations to the Executive other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within five (5) business days of the date of termination of employment. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive's legal representative. If the Company determines in good faith that the Disability of the Executive has occurred during the Post Significant Transaction Period, it may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the 30 days of such receipt, the Executive shall not have returned to full-time performance of the Executive's duties.

     In the case of (a) or (b) above, all obligations shall be paid to the Executive in a lump sum in cash within five (5) business days of date of the termination of employment or such earlier time as may be required under law.

3. "Cause" means only: (a) commission of a felony or gross neglect of duty by the Executive which is intended to result in substantial personal enrichment of the Executive at the expense of the Company, (b) conviction of, or plea of nolo contendere to, a crime involving moral turpitude, or
     (c) gross neglect by the Executive in the performance of his duties to the Company which results in material injury to the Company, and continues for more than 30 days after written notice given to the Executive pursuant to a two-thirds vote of all of the members of the Board at a meeting called and held for such purpose (after reasonable notice to Executive) and at which meeting the Executive and his counsel were given an opportunity to be heard, such vote to set forth in reasonable detail the nature of the failure. For purposes of this definition of Cause, no act or omission shall be considered to have been "willful" unless it was not in good faith and the Executive had knowledge at the time that the act or omission was not in the best interest of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or

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     another senior officer of the Company or based on the advice of counsel of the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interest of the Company.

4. Executive shall be deemed to have voluntarily terminated his employment for Good Reason if the Executive leaves the employ of the Company for any reason following:

     a. Any action by the Company which results in a material diminution in Executive's position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided, however, a sale or transfer of some or all of the business of the Company or any of its subsidiaries or other reduction in its business or that of its subsidiaries, or the fact that the Company shall become a subsidiary of another company or the securities of the Company shall no longer be publicly traded, shall not constitute "Good Reason" hereunder;

     b. Any reduction in the Executive's rate of Annual Base Salary for any fiscal year to less than 100% of the rate of Annual Base Salary payable for the completed fiscal year immediately preceding the Significant Transaction; or

     c. Failure of the Company to permit the Executive to participate in all incentive, retirement, and savings policies and programs, and all welfare benefit plans, practices and programs (including without limitation, life, accidental death and travel accident insurance, medical insurance, dental insurance or disability plans) to the extent applicable generally at the time to other peer executives of the Company and its affiliated companies, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

     d. The Company requires Executive to be based at any office or location further than 50 miles from Boston, Massachusetts; or

     e. Any failure by the Company to comply with and satisfy Section 7 of this Agreement.

5.   Certain tax-related payments.
     ----------------------------

     a. If any "parachute payment" as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), whether payable pursuant to this Agreement or otherwise, is made to or for the benefit of Executive in connection with a Change in Control (the "Subject Payment"), the Company will promptly pay to Executive an additional amount in cash (the "Gross-Up

          Payment") which on an after-tax basis equals the excise tax under
          Section 4999 of the Code and any related interest and penalties due with respect to the "excess parachute payment" allocable to the Subject Payment. All determinations as to whether a Gross-Up Payment is required to be made under this Section 5, and if so the amount and timing of such Gross-Up Payment, shall be made at the Company's expense by Arthur Anderson LLP (Boston Office) or, if the Compensation Committee of the Company's Board of Directors shall designate another accounting firm, employment consulting firm, or law firm prior to a Change in Control, such other accounting firm, employment consulting firm, or law firm (the "Consultant"). Not later than thirty (30) days following receipt by the Consultant of notice from Executive that a payment believed by Executive to be a Subject Payment has been made or at such earlier time as may be requested by the Company, the Consultant shall deliver to Executive and the Company a preliminary statement (each such statement, a "Preliminary Statement") containing a computation of the Gross-Up Payment, if any, payable to Executive with respect thereto, together with supporting work papers. If both the Company and Executive agree with the Preliminary Statement, it shall become final (the "Final Statement"). If either the Company or Executive (the "objecting party") believes that a Preliminary Statement is incorrect for any reason, the objecting party may, within thirty (30) business days of receipt of the Preliminary Statement, deliver to the Consultant and to the other party additional information to be considered by the Consultant in making its determination. Within ten (10) business days following receipt by the Consultant of such additional information, it shall either confirm its Preliminary Statement or issue another statement that shall constitute the Final Statement. Subject to the correction of typographic mistakes or similar manifest errors, and except as provided at (b) below, the Final Statement shall be binding on both parties. With respect to each Subject Payment, the Company will pay the Gross-Up Payment to Executive not later than ten (10) business days after the Consultant has rendered its related Final Statement.

     b. If there is a determination by the Internal Revenue Service (the "IRS") with respect to Executive that is inconsistent with a Final Statement and that if sustained would result in an excise tax (or a greater excise tax) under Section 4999 of the Code or in interest or penalties (or increased interest or penalties) with respect to any such excise tax, the Final Statement shall be deemed automatically modified to conform to the IRS' determination and the Company, upon receipt of written notice from Executive setting forth the IRS' determination, shall promptly pay to Executive the additional Gross-Up Payment required by such modification (the "Additional Gross-Up Payment"). The Company may elect to contest at its expense any IRS determination in respect of which the Company has made an Additional Gross-Up Payment, in which case such Additional Gross-Up Payment shall be considered an interest-free loan (the

          "Loan") to Executive until such time as the IRS' determination is final and no longer subject to judicial review. At such time Executive shall repay to the Company so much of the Loan, if any, as shall leave him on an after-tax basis in the same position he would have been in had the IRS' determination never been made, all as determined by the Consultant on a preliminary and, after opportunity for comment, final basis under rules substantially the same as those applicable under (a) above. Executive shall cooperate reasonably with the Company in any effort by the Company to contest an IRS determination under this paragraph, including by the making of such filings and appeals as the Company may reasonably require, but nothing herein shall be construed as requiring Executive to bear any cost or expense of such a contest or in connection therewith to compromise any tax item (including without limitation any deduction or credit) other than the excise tax under Section 4999 of the Code, and related interest and penalties if any, that are the subject of the contested IRS determination.

6. The Company agrees (i) to promptly reimburse Executive for any and all legal fees and related expenses (including, without limitation, stenographer fees, printing costs, etc.) incurred by him to enforce the provisions of this Agreement or in contesting or disputing that the termination of his employment is for Cause or other than for Good Reason (regardless of the outcome thereof), (ii) to pay the cost of such judicial proceeding, and (iii) to pay interest to Executive on all amounts owed to Executive under this Agreement during any period of time that such amounts are withheld pending judicial proceedings (such interest will be at the base rate as published from time to time in the eastern edition of the Wall Street Journal); provided, however, that the Company shall not be required to reimburse the Executive for such fees, costs and expenses, if a court of competent jurisdiction shall issue a final order to the effect that the Executive shall not prevail on any claim relating to this Agreement.

7. If the Company is at any time before, after or in connection with, a Significant Transaction merged or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets (the "Successor Entity"), and this paragraph 7 will apply in the event of any subsequent merger or consolidation or transfer of assets. The Company will require any such Successor Entity to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any Successor Entity which assumes and agrees to perform this Agreement by operation of law or otherwise.

     In the event of any merger, consolidation, or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Executive's right to or privilege of participation in any stock option or purchase plan or any bonus, profit sharing, pension, group insurance, hospitalization, or other incentive or benefit plan or arrangement which may be or become applicable to executives of the entity resulting from such merger or consolidation or the entity acquiring such assets of the Company.

     In the event of any merger, consolidation, or sale of assets described above, references to the Company in this Agreement shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

8. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with the last paragraph of Section 13 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

     "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, and (ii) if the Executive's employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination.

9. All payments required to be made by the Company hereunder to, or on behalf of, Executive or his dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

10. There shall be no requirement on the part of the Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which Executive is entitled under this Agreement, and the amount of such payments and benefits shall not be reduced by any compensation or benefits received by

     Executive from other employment, other than with respect to certain welfare benefits as provided in the proviso to Section 1(e).

11. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Executive, or as a right of the Executive to continue in the employ of the Company, or as a limitation of the right of the Company to discharge the Executive with or without Cause; provided that the Executive shall have the right to receive upon termination of his employment the payments and benefits provided in this Agreement and shall not be deemed to have waived any rights he may have either at law or in equity in respect of such discharge.

12. No amendment, change, or modification of this Agreement may be made except in writing, signed by both parties.

13. This Agreement shall terminate on the third anniversary of the date hereof, provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (each such date hereinafter referred to as a "Renewal Date"), unless previously terminated, the term of this Agreement shall be automatically extended so as to terminate three years from such Renewal Date, unless at least sixty days prior to the Renewal Date the Company shall give notice to the Executive that the term of this Agreement shall not be so extended. This Agreement shall not apply to a Significant Transaction which takes place after the termination of this Agreement.

     Payments made by the Company pursuant to this Agreement shall be in lieu of severance payments, if any, which might otherwise be available to Executive under any severance plan, policy, program or arrangement generally applicable to the employees of the Company. If for any reason Executive receives severance payments (other than under this Agreement) upon the termination of his employment with the Company, the amount of such payments shall be deducted from the amount paid under this Agreement. The purpose of this provision is solely to avert a duplication of benefits; neither this provision nor the provisions of any other agreement shall be interpreted to reduce the amount payable to Executive below the amount that would otherwise have been payable under this Agreement.

     The provisions of this Agreement shall be binding upon and shall inure to the benefit of Executive, his executors, administrators, legal representatives, and assigns, and the Company and its successors.

     The validity, interpretation, and effect of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

     The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     The Company shall have no right of set-off or counterclaims, in respect of any claim, debt, or obligation, against any payments to Executive, his dependents, beneficiaries, or estate provided for in this Agreement.

     No right or interest to or in any payments shall be assignable by the Executive. No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.

     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:  Lewis Rubin
                                1 Devonshire Place
                                Apt. #3111
                                Boston, Massachusetts  02109

          If to the Company:    XTRA Corporation
                                60 State Street - 11th Floor
                                Boston, Massachusetts 02109
                                Attn: Chair, Compensation Committee, and
                                      the General Counsel

     or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective either on the date of delivery (in the case of delivery by hand), or three business days after deposit into the mails (in the case of delivery by mail).

     IN WITNESS WHEREOF, XTRA Corporation and Executive have each caused this Agreement to be duly executed and delivered as of the date set forth above.

                         XTRA CORPORATION


                         By:  /s/ Martin L. Solomon
                              ---------------------
                              Name:  Martin L. Solomon
                              Title: Chair, Compensation Committee


                              /s/ Lewis Rubin
                              ---------------------
                              Name:  Lewis Rubin

                                   EXHIBIT A

     Significant Transaction. For the purposes of this Agreement, a "Significant Transaction" shall mean:

     a. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (but excluding any reorganization, merger or consolidation or sale of assets with or to the Company or any subsidiary of the Company, unless in connection with such transaction there is also a Significant Transaction involving the Company) (a "Business Combination"), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Company (the "Company Common Stock") and the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities" immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and outstanding Company Voting Securities, as the case may be, (ii) no individual, corporation, partnership, limited liability company, or other entity, which term shall include a "group" (within the meaning of section 13(d) of the Securities Exchange Act of 1934 (the "Act"), excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination, beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     b. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.